Amended and restated term sheet No. 1-A† To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 96-II dated January 15, 2008	Term Sheet No. 1-A to Product Supplement No. 96-II Registration Statement No. 333-130051 Dated January 22, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Range Accrual Notes linked to the SIFMA Municipal Swap Index and the 3-month LIBOR due February 5, 2038

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing February 5, 2038, subject to postponement as described below.
  The notes are designed for investors who seek floating rate interest payments linked to the SIFMA Municipal Swap Index and the 3-month LIBOR, while seeking full principal protection at maturity.
  Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
  The notes are expected to price on or about January 22, 2008 and are expected to settle on or about February 5, 2008.
  The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 96-II, supersede the terms set forth in product supplement no. 96-II. Please also refer to “Supplemental Information” in this term sheet no. 1-A for additional information.

Key Terms

Maturity Date:	February 5, 2038, or if such day is not a business day, the next succeeding business day.
Payment at Maturity:	At maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus any accrued and unpaid interest.
Interest:	With respect to each Interest Period, for each $1,000 principal amount note, the interest payment will be calculated as follows:
$1,000 x Interest Rate x (number of days in the Interest Period / 360), where the number of days in the Interest Period will be calculated on the basis of a year of 360 days with twelve months of thirty days each.
Interest Rate:

(i) With respect to each Initial Interest Period, a rate per annum equal to the sum of (a) the Initial Interest Rate and (b) the Excess Interest Balance, if any, for the related Initial Interest Period; provided that such rate may not exceed the Maximum Rate and (ii) with respect to each subsequent Interest Period, a rate per annum equal to the sum of (a) the product of (1) the Interest Factor and (2) the Variable Days divided by the Actual Days, and (b) the Excess Interest Balance, if any, for the related Interest Period, provided that such rate may not exceed the Maximum Rate. The product of (1) the Interest Factor and (2) the Variable Days divided by the Actual Days will be calculated as follows:

	Interest Factor x	Variable Days Actual Days	, where
“Variable Days” is the number of calendar days during the relevant Interest Period on which the Accrual Provision is satisfied.
“Actual Days” is the actual number of calendar days in the Interest Period.
Initial Interest Rate:	With respect to the Initial Interest Periods, a rate equal to 8.90% per annum, calculated on the basis of a year of 360 days with twelve months of thirty days each.
Initial Interest Periods:	The Interest Periods from and including the issue date for the notes to but excluding August 5, 2008.
Interest Factor:

For each Interest Period following the Initial Interest Periods, a rate equal to the LIBOR Rate with a Designated Maturity of three months, determined by the calculation agent on the Interest Factor Reset Date plus a spread equal to 5.20%.

Other Key Terms:	Please see “Additional Key Terms” in this term sheet no. 1-A for other key terms.
†	This term sheet no. 1-A amends and restates and supersedes term sheet no. 1 to product supplement no. 96-II (term sheet no. 1 is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000089109208000303/e29917_fwp.pdf) in its entirety.

Investing in the Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement no. 96-II and “Selected Risk Considerations” beginning on page TS-3 of this term sheet no. 1-A.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet no. 1-A relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 96-II and this term sheet no. 1-A if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet no. 1-A or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $1.50 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $1.50 and will depend on market conditions on the pricing date. See “Underwriting” beginning on page PS-31 of the accompanying product supplement no. 96-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

January 22, 2008

Additional Terms Specific to the Notes

You should read this term sheet no. 1-A together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 96-II dated January 15, 2008. This term sheet no. 1-A, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This term sheet no. 1-A amends and restates and supersedes term sheet no. 1 to product supplement no. 96-II in its entirety. You should rely only on the information contained in this amended and restated term sheet no. 1-A and in the documents listed below in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 96-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 96-II dated January 15, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208000289/e29898_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet no. 1-A, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Key Terms

Interest Factor Reset Dates:

The second London Business Day immediately preceding the first day of the applicable Interest Period (each such date, an “Interest Factor Reset Date”), commencing with the second London Business Day immediately preceding August 5, 2008, to but excluding the second London Business Day immediately preceding the Maturity Date.

Interest Payment Dates:

Interest on the notes will be payable quarterly in arrears on the 5th calendar day of February, May, August and November of each year (each such date, an “Interest Payment Date”), commencing May 5, 2008, to and including the Interest Payment Date corresponding to the Maturity Date. See “Selected Purchase Considerations — Quarterly Interest Payments” in this term sheet no. 1-A for more information.

Interest Period:

The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Minimum Rate:	0.00% per annum.
Maximum Rate:

For each Interest Period, a rate per annum equal to the lesser of (1) 17.00% and (2) the product of (a) 1.9 and (b) the sum of (i) the LIBOR Rate with a Designated Maturity of three months on the applicable Interest Factor Reset Date and (ii) 1.00%.

Excess Interest Balance:

For each Interest Period, (1) the sum of the Excess Interest Rates for all prior Interest Periods minus (2) the total Excess Interest Balance (expressed as a percentage) paid on the Interest Payment Dates for all prior Interest Periods.

Excess Interest Rate:

(a) For each Initial Interest Period (1) the Initial Interest Rate minus (2) the Maximum Rate for that Interest Period, and (b) for each Interest Period following the Initial Interest Periods, (1) the product of (i) the Interest Factor and (ii) the Variable Days divided by the Actual Days for that Interest Period minus (2) the Maximum Rate for that Interest Period. Notwithstanding the foregoing, in no event shall the Excess Interest Rate for any Interest Period be less than the Minimum Rate.

Accrual Provision:	The Accrual Provision will be deemed satisfied on each calendar day during an Interest Period on which the SIFMA/LIBOR Provision is satisfied.
SIFMA/LIBOR Provision:

The SIFMA/LIBOR Provision will be deemed satisfied on each calendar day in the calendar week immediately following the calendar week in which such SIFMA/LIBOR Determination Date occurs on which the Average SIFMA/Average LIBOR Ratio on the applicable SIFMA/LIBOR Determination Date is less than or equal to the Specified SIFMA/LIBOR Percentage of 77.00%. Notwithstanding the preceding sentence, if Average LIBOR on any SIFMA/LIBOR Determination Date is less than or equal to the Specified Average LIBOR Rate of 3.00%, then the SIFMA/LIBOR Provision will be deemed satisfied for each calendar day in the calendar week immediately following the calendar week in which such SIFMA/LIBOR Determination Date occurs.

Specified Average LIBOR Rate:	3.00%.
Average SIFMA/Average LIBOR Ratio:

For each SIFMA/LIBOR Determination Date, the ratio of the Average SIFMA Level to Average LIBOR, expressed as a percentage, on such SIFMA/LIBOR Determination Date, as determined by the calculation agent.

Average SIFMA Level:

On any SIFMA/LIBOR Ratio Determination Date, the daily weighted average of the Index levels of the SIFMA Municipal Swap Index for each calendar day in the SIFMA/LIBOR Averaging Period. For the purposes of calculating the Average SIFMA Level, the Index level of the SIFMA Municipal Swap Index for each calendar day in the SIFMA/LIBOR Averaging Period will be based on the Index level of the SIFMA Municipal Swap Index on the applicable SIFMA/LIBOR Determination Date. The Index level of the SIFMA Municipal Swap Index is reset weekly on each SIFMA Determination Date; however, the average calculation is measured daily for each calendar day in the SIFMA/LIBOR Averaging Period. If on such SIFMA/LIBOR Determination Date the applicable Average SIFMA Level cannot be determined by reference to the SIFMA Municipal Swap Index (or any successor thereto), then the calculation agent will determine the applicable Average SIFMA Level in accordance with the procedures set forth in the accompanying product supplement no. 96-II under “SIFMA Municipal Swap Index.”

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-2

LIBOR Rate:

For each SIFMA/LIBOR Determination Date, the LIBOR Rate refers to the London Interbank Offer Rate for deposits in U.S. dollars with a Designated Maturity of three months that appears on Reuters page “LIBOR01” (or any successor page) at approximately 11:00 a.m., London time, on such SIFMA/LIBOR Determination Date, as determined by the calculation agent. For each Interest Factor Reset Date, the LIBOR Rate refers to the London Interbank Offer Rate for deposits in U.S. dollars with a Designated Maturity of three months that appears on Reuters page “LIBOR01” (or any successor page) at approximately 11:00 a.m., London time, on such Interest Factor Reset Date, as determined by the calculation agent. If on any SIFMA/LIBOR Determination Date or Interest Factor Reset Date the applicable LIBOR Rate cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine the applicable LIBOR Rate in accordance with the procedures set forth in the accompanying product supplement no. 96-II under “Description of Notes — Interest — The Underlying Rates — LIBOR Rate.”

Average LIBOR:

On any SIFMA/LIBOR Ratio Determination Date, the daily weighted average of the applicable LIBOR Rates for each calendar day in the SIFMA/LIBOR Averaging Period. For the purposes of calculating the Average LIBOR, the determination of the applicable LIBOR Rate for each calendar day in the Averaging Period will be based on such LIBOR Rate on the applicable SIFMA/LIBOR Determination Date. The applicable LIBOR Rate will be reset weekly on each SIFMA/LIBOR Determination Date; however, the average calculation is measured daily for each calendar day in the SIFMA/LIBOR Averaging Period.

SIFMA/LIBOR Ratio Determination Date:

For each calendar day in an Interest Period, two U.S. Government Securities Business Days prior to such calendar day. However, if any day so specified is not a U.S. Government Securities Business Day, the applicable SIFMA/LIBOR Ratio Determination Date will be the immediately preceding U.S. Government Securities Business Day.

Specified SIFMA/LIBOR Percentage:	77.00%.
SIFMA/LIBOR Determination Date:

For each calendar day in the SIFMA/LIBOR Averaging Period, the immediately preceding Thursday. However, if such day is not (i) with respect to the Average SIFMA Level, a U.S. Government Securities Business Day, the applicable SIFMA/LIBOR Determination Date will be the immediately preceding U.S. Government Securities Business Day or (ii) with respect to the Average LIBOR, a London Business Day, the applicable SIFMA/LIBOR Determination Date will be the immediately preceding London Business Day.

SIFMA Municipal Swap Index:

The Securities Industry and Financial Markets Association Municipal Swap Index, or the SIFMA Municipal Swap Index, was created by SIFMA and produced by Municipal Market Data, or MMD, a Thomson Financial Services company. The SIFMA Municipal Swap Index is a seven-day high-grade market index composed of tax-exempt variable-rate demand obligations, or VRDOs, from MMD’s database of VRDO issues. The Index level of the SIFMA Municipal Swap Index is calculated on a weekly basis, and released to subscribers on Thursday. See the accompanying product supplement no. 96-II under “SIFMA Municipal Swap Index.”

SIFMA/LIBOR Averaging Period:	With respect to any SIFMA/LIBOR Determination Date, the preceding 180 calendar days (including the date of determination).
Designated Maturity:	Three months.
U.S. Government Securities Business Day:

Any day other than a Saturday, Sunday or a day on which SIFMA recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

London Business Day:	Any day other than a day on which banking institutions in London are authorized or required by law, regulation or executive order to close.
CUSIP:

Selected Purchase Considerations

  PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes if you hold the notes to maturity, regardless of whether the Accrual Provision is satisfied for any day of any Interest Period. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments at the applicable Interest Rate. Interest for the Initial Interest Periods will accrue at a rate equal to the sum of (a) 8.90% per annum and (b) the Excess Interest Balance, if any, for the related Initial Interest Period (subject to the Maximum Rate). Thereafter, interest for each Interest Period, if any, will accrue at a rate per annum equal to the sum of (a) the product of (1) the Interest Factor and (2) the Variable Days divided by the Actual Days and (b) the Excess Interest Balance, if any, for the related Interest Period (subject to the Maximum Rate). Interest, if any, will be payable quarterly in arrears on the 5th calendar day of February, May, August and November of each year (each such date, an “Interest Payment Date”) commencing on May 5, 2008 to and including the Interest Payment Date corresponding to the Maturity Date, (ii) to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 96-II. Subject to the limitations described therein, in the opinion of our special tax counsel, Davis Polk & Wardwell, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us (with certain adjustments to reflect the difference, if any, between the actual and projected amounts of the payments on the notes), which will likely differ from the amounts you receive in a taxable year. Generally, amounts received at maturity or earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
  To obtain the comparable yield and projected payment schedule, contact a Certified Financial Analyst at the Global Securities Group Desk at 212-834-3723.

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-3

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 96-II dated January 15, 2008.

  THE NOTES ARE NOT ORDINARY DEBT SECURITIES; AFTER THE INITIAL INTEREST PERIODS THE INTEREST RATE ON THE NOTES IS NOT FIXED BUT IS VARIABLE — After the Initial Interest Periods (for which the rate of interest on the notes is a fixed rate equal to 8.90% per annum, subject to the Maximum Rate), the rate of interest paid by us on the notes for each Interest Period is not fixed, but will vary depending on the applicable LIBOR Rate and whether the Accrual Provision is satisfied (subject to the Maximum Rate), which may result in returns that are less than those otherwise payable on debt issued by us with similar maturities. Although the variable interest rate on the notes is determined, in part, by reference to the level of the SIFMA Municipal Swap Index relative to the LIBOR Rate with a Designated Maturity of three months, the notes do not actually pay interest at such rates. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives. We have no control over any fluctuations in the SIFMA Municipal Swap Index or the LIBOR Rates.
  THE INTEREST RATE ON THE NOTES WILL BE SUBJECT TO A MAXIMUM RATE — The Interest Rate for each Interest Period, including the Initial Interest Periods, will be subject to a Maximum Rate. This Maximum Rate will limit the amount of interest you may receive for each such Interest Period. As a result, if the Interest Rate for any Interest Period without taking into consideration the Maximum Rate would have been greater than the Maximum Rate, the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum interest rate.
  THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS BASED ON AN ACCRUAL PROVISION LINKED TO THE AVERAGE SIFMA/AVERAGE LIBOR RATIO, WHICH MAY RESULT IN AN INTEREST RATE OF ZERO — Although the maximum interest rate for any Interest Period following the Initial Interest Periods is equal to the Interest Factor plus the applicable Excess Interest Balance (subject to the Maximum Rate), for every day during any such Interest Period on which the Accrual Provision is not satisfied, the Interest Rate for that Interest Period will be reduced. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any calendar day. The amount of interest you accrue on the notes in any such Interest Period may decrease even if the SIFMA Municipal Swap Index and the applicable LIBOR Rates increase. If the Accrual Provision is not satisfied for an entire Interest Period (following the Initial Interest Period), the Interest Rate for such period would be zero. In that event, you will not receive any interest for that Interest Period and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
  FOR INTEREST PERIODS FOLLOWING THE INITIAL INTEREST PERIODS, WHETHER THE SIFMA/LIBOR PROVISION IS SATISFIED WILL DEPEND ON A NUMBER OF FACTORS WHICH MAY RESULT IN AN INTEREST RATE OF ZERO — For Interest Periods following the Initial Interest Period, whether the SIFMA/LIBOR Provision is satisfied will depend on fluctuations in the level of the SIFMA Municipal Swap Index and the applicable LIBOR Rate, which may be influenced by a number of factors, including (but not limited to):
    changes in, or perceptions, about future marginal tax rates;
    changes or uncertainty with respect to the tax-exempt nature of municipal securities;
    changes in the tax treatment of comparable securities;
    relative supply and demand for tax-exempt and taxable debt in their respective marketplaces and other factors affecting pricing of tax-exempt debt; and
    monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors.
  The effect that any of these factors may have on the SIFMA Municipal Swap Index or the applicable LIBOR Rate may be partially offset by other factors. We cannot predict the factors that may cause the Average SIFMA/Average LIBOR Ratio to increase or decrease. An increase in the ratio may result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period (not including the Initial Interest Periods), depending on whether such increase causes the Average SIFMA/Average LIBOR Ratio to exceed the Specified SIFMA/LIBOR Percentage. The amount of interest you accrue on the notes in any Interest Period following the Initial Interest Periods may decrease even if either or both of the applicable LIBOR Rate and the level of the SIFMA Municipal Swap Index increase. Interest during any Interest Period following the Initial Interest Periods may be equal to zero, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
  THE METHOD OF DETERMINING THE INTEREST RATE FOR ANY INTEREST PERIOD FOLLOWING THE INITIAL INTEREST PERIODS MAY NOT DIRECTLY CORRELATE WITH ACTUAL LEVELS OF THE APPLICABLE LIBOR RATES AND THE SIFMA MUNICIPAL SWAP INDEX — The determination of the interest rate payable for any Interest Period following the Initial Interest Periods will be based, in part, on the SIFMA Municipal Swap Index and the LIBOR Rate with a Designated Maturity of three months, but it will not directly correlate with actual levels of the SIFMA Municipal Swap Index and the LIBOR Rate. We will use the SIFMA Municipal Swap Index and the LIBOR Rate with a Designated Maturity of three months on each SIFMA/LIBOR Determination Date to determine the Average SIFMA Level and Average LIBOR, respectively, on the applicable SIFMA/LIBOR Determination Date. These are in turn used to determine the Average SIFMA/Average LIBOR Ratio, which determines for any calendar day whether the SIFMA/LIBOR Provision is satisfied. We will also use the LIBOR Rate with a Designated Maturity of three months on each Interest Factor Reset Date to determine the Interest Factor. The Average SIFMA Level and the Average LIBOR will be based on daily weighted averages of the applicable Index level of the SIFMA Municipal Swap Index and the LIBOR Rate with a Designated Maturity of three months, respectively, and accordingly are reset weekly on the SIFMA/LIBOR Determination Date. The Interest Factor will be based on the LIBOR Rate with a Designated Maturity of three months plus a spread equal to 5.20%, and is reset on each Interest Factor Reset Date.

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-4
  YOU WILL HAVE NO RIGHTS WITH RESPECT TO ANY VRDO INCLUDED IN THE SIFMA MUNICIPAL SWAP INDEX — As a holder of the notes, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any VRDO included in the SIFMA Municipal Swap Index. An investment in the notes does not constitute an investment in any VRDO included in the SIFMA Municipal Swap Index. In addition, the interest you earn on the notes, if any, will not be tax-exempt municipal bond interest for U.S. federal income tax purposes. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 96-II for a description of the tax consequences of an investment in the notes and consult your tax adviser regarding your personal circumstances.
  SIFMA AND/OR MMD MAY DISCONTINUE THE SIFMA MUNICIPAL SWAP INDEX OR ADJUST THE SIFMA MUNICIPAL SWAP INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND NEITHER SIFMA NOR MMD HAS ANY OBLIGATION TO CONSIDER YOUR INTERESTS — The SIFMA Municipal Swap Index was created by Securities Industry and Financial Markets Association (formerly the Bond Market Association) (“SIFMA”) and produced by Municipal Market Data, a Thomson Financial Services company (“MMD”). SIFMA and/or MMD may make methodological or other changes that could change the Index level of the SIFMA Municipal Swap Index, including changes related to the method by which the Index level is calculated, the criteria for eligibility in the SIFMA Municipal Swap Index, or the timing with which the Index level is published. In addition, SIFMA and/or MMD may alter, discontinue or suspend calculation or dissemination of the SIFMA Municipal Swap Index. SIFMA and MMD have no obligation to consider your interests in calculating, revising or discontinuing the SIFMA Municipal Swap Index. In the event that the SIFMA Municipal Swap Index is no longer published, the calculation agent may select another comparable index as a successor index or substitute another value for the Index level as described in the accompanying product supplement no. 96-II under “SIFMA Municipal Swap Index — Discontinuation of the SIFMA Municipal Swap Index; Alteration of Method of Calculation.” No assurance can be given that the rates used in lieu of the Index level of the SIFMA Municipal Swap Index will be accurate assessments of the average tax-exempt VRDO rates that the SIFMA Municipal Swap Index is currently intended to assess. Any of these actions could adversely affect the Average SIFMA Levels used to calculate Average SIFMA/Average LIBOR Ratio, and in turn, the Interest Rate for any Interest Period.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet no. 1-A is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes,” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the applicable LIBOR Rates and the SIFMA Municipal Swap Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility the SIFMA Municipal Swap Index and the LIBOR Rates;
    the time to maturity of the notes;
    interest and yield rates in the market generally, as well as the volatility of those rates;
    the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise;
    a variety of economic, financial, political, regulatory or judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-5

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for five hypothetical Interest Periods following the Initial Interest Periods. For purposes of the following examples, we have assumed that the Excess Interest Balance for each of Initial Interest Periods was 0.00%. In addition, we have assumed that there are 90 calendar days in the applicable Interest Period and that the Average LIBOR is greater than the Specified Average LIBOR Rate of 3.00% on each calendar day during such Interest Period. The hypothetical Average SIFMA/Average LIBOR Ratios, LIBOR Rates, Interest Factors and Interest Rates set forth in the following examples are for illustrative purposes only and may not be the actual Average SIFMA/Average LIBOR Ratios, LIBOR Rates, Interest Factors or Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: For the first Interest Period after the final Initial Interest Period, the LIBOR Rate on the relevant Interest Factor Reset Date is 5.00% and the Average SIFMA/Average LIBOR Ratio is less than or equal to the Specified SIFMA/LIBOR Percentage on 70 calendar days during the Interest Period. Because the LIBOR Rate on the relevant Interest Reset Date is 5.00%, the applicable Interest Factor is 10.20% (5.00% + 5.20%) and the applicable Maximum Rate is 11.40% ([1.9 x (5.00% +1.00%)] is less than 17.00%). The Excess Interest Balance for this Interest Period is 0.00%. Because the Accrual Provision is satisfied for 70 calendar days and the Excess Interest Balance for this Interest Period is 0.00%, the Interest Rate for the Interest Period is 7.93%, calculated as follows:

10.20% x [ 70 / 90 ] = 7.93%

Example 2: For the second Interest Period after the final Initial Interest Period, the LIBOR Rate on the relevant Interest Reset Date is 16.00% and the Average SIFMA/Average LIBOR Ratio is less than or equal to the Specified SIFMA/LIBOR Percentage on 80 calendar days during the Interest Period. Because the LIBOR Rate on the relevant Interest Reset Date is 16.00%, the applicable Interest Factor is 21.20% (16.00% + 5.20%) and the applicable Maximum Rate is 17.00% ([1.9 x (16.00% +1.00%)] exceeds 17.00%). The Excess Interest Balance for this Interest Period is 0.00%. Because the Accrual Provision is satisfied for 80 calendar days, the product of the Interest Factor and the Variable Days divided by the Actual Days is 18.84%, calculated as follows:

21.20% x [ 80 / 90 ] = 18.84%

However, because the Excess Interest Balance for this Interest Period is 0.00% and the Interest Rate may not be greater than the Maximum Rate of 17.00%, the Interest Rate is equal to the Maximum Rate of 17.00%. The Excess Interest Rate for this Interest Period is 1.84% (18.84% - 17.00%), and the Excess Interest Balance for the next Interest Period is 1.84%.

Example 3: For the third Interest Period after the final Initial Interest Period, the LIBOR Rate on the relevant Interest Reset Date is 10.00% and the Average SIFMA/Average LIBOR Ratio is less than or equal to the Specified SIFMA/LIBOR Percentage on 90 calendar days during the Interest Period. Because the LIBOR Rate on the relevant Interest Reset Date is 10.00%, the applicable Interest Factor is 15.20% (10.00% + 5.20%) and the applicable Maximum Rate is 17.00% ([1.9 x (10.00% + 1.00%)] exceeds 17.00%). The Excess Interest Balance for this Interest Period is 1.84%. Because the Accrual Provision is satisfied for 90 calendar days, the product of the Interest Factor and the Variable Days divided by the Actual Days is 15.20%, calculated as follows:

15.20% x [ 90 / 90 ] = 15.20%

Because the Excess Interest Balance for this Interest Period is 1.84%, the Interest Rate (without taking into consideration the Maximum Rate) would have been calculated as follows:

15.20% + 1.84% = 17.04%

However, because the Interest Rate may not be greater than the Maximum Rate of 17.00%, the Interest Rate is equal to the Maximum Rate of 17.00%. The Excess Interest Rate for this Interest Period is 0.00% and the Excess Interest Balance for the next Interest Period is 0.04% (1.84% -1.80%).

Example 4: For the fourth Interest Period after the final Initial Interest Period, the LIBOR Rate on the relevant Interest Reset Date is 8.00% and the Average SIFMA/Average LIBOR Ratio is less than or equal to the Specified SIFMA/LIBOR Percentage on 80 calendar days during the Interest Period. Because the LIBOR Rate on the relevant Interest Reset Date is 8.00%, the applicable Interest Factor is 13.20% (8.00% + 5.20%) and the applicable Maximum Rate is 17.00% ([1.9 x (8.00% + 1.00%)] exceeds 17.00%). The Excess Interest Balance for this Interest Period is 0.04%. Because the Accrual Provision is satisfied for 80 calendar days, the product of the Interest Factor and the Variable Days divided by the Actual Days is 11.73%, calculated as follows:

13.20% + [ 80 / 90 ] = 11.73%

Because the Excess Interest Balance for this Interest Period is 0.04%, the Interest Rate (without taking into consideration the Maximum Rate) would have been calculated as follows:

11.73% + 0.04% = 11.77%

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-6

Because the Interest Rate so calculated is not greater than the Maximum Rate of 17.00%, the Interest Rate is equal to 11.77%. The Excess Interest Rate for this Interest Period is 0.00% and the Excess Interest Balance for the next Interest Period is 0.00%.

Example 5: For the fifth Interest Period after the final Initial Interest Period, the LIBOR Rate on the relevant Interest Reset Date is 5.50% and Average SIFMA/Average LIBOR Ratio is greater than the Specified SIFMA/LIBOR Percentage on each calendar day during the Interest Period. The Excess Interest Balance for this Interest Period is 0.00%. Because the Accrual Provision is not satisfied on any calendar day in this Interest Period, the product of the Interest Factor and the Variable Days divided by the Actual Days is 0.00%.

Because the Excess Interest Balance for this Interest Period is 0.00%, the Interest Rate for the Interest Period is 0.00%.

Historical Information

The graph below sets forth the historical Average SIFMA/Average LIBOR Ratio for the 180-calendar day periods ending on the last calendar day of each month, from January 31, 2002 through December 31, 2007. The graph also sets forth the historical Average LIBOR for the 180-calendar day periods ending on the last calendar day of each month, from January 31, 2002 through December 31, 2007. The Index level of the SIFMA Municipal Swap Index on January 17, 2008 was 2.93%.

The graph on the following page sets forth the historical LIBOR Rate with a Designated Maturity of three months for the 180-calendar day periods ending on the last calendar day of each month, from January 31, 2002 through December 31, 2007. The LIBOR Rate with a Designated Maturity of three months on January 17, 2008 was 3.92625%.

For purposes of such graphs, the Average SIFMA/Average LIBOR Ratio, the Average LIBOR and the applicable LIBOR Rates are determined in the same manner as the notes, as described above.

We obtained the Index levels of the SIFMA Municipal Swap Index and the LIBOR Rates used to construct the graphs below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Average SIFMA/Average LIBOR Ratio (including the implied historical Average SIFMA Level), the Average LIBOR and the LIBOR Rate with a Designated Maturity of three months should not be taken as an indication of future performance, and no assurance can be given as to the Average SIFMA/Average LIBOR Ratio or the Average LIBOR on any of the SIFMA/LIBOR Ratio Determination Dates or SIFMA/LIBOR Determination Dates, as applicable, or the LIBOR Rate with a Designated Maturity of three months or any Interest Factor Reset Date. We cannot give you assurance that the performance of the Average SIFMA/Average LIBOR Ratio, the Average LIBOR or the LIBOR Rate with a Designated Maturity of three months will result in any positive interest payments in any Interest Period.

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-7

Supplemental Underwriting Information

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet no. 1-A, which will be the tenth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+10). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the six succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

JPMorgan Structured Investments — Range Accrual Notes Linked to the SIFMA Municipal Swap Index and the 3-Month LIBOR	TS-8